$642,305,940

RALI Series 2007-QS8 Trust

Issuing Entity

Residential Accredit Loans, Inc.

Depositor

Residential Funding Company, LLC

Master Servicer and Sponsor

Mortgage Asset-Backed Pass-Through Certificates, Series 2007-QS8

$7,495,200     6.25%       Class M-2 Certificates

$5,540,000      6.25%      Class M-3 Certificates

___________________________________________

Supplement dated July 19, 2007

to

Prospectus Supplement dated June 27, 2007

to

Prospectus dated April 9, 2007

___________________________________________

Capitalized terms used in this supplement are defined in the prospectus supplement dated June 27, 2007, to which this supplement is attached.

Residential Funding Securities LLC will offer to the public the Class M-2 Certificates and the Class M-3 Certificates, in negotiated transactions or otherwise, directly or through dealers, at varying prices to be determined at the time of sale. Residential Funding Securities LLC's compensation will be the difference between the price it pays to the depositor for the Class M-2 Certificates and the Class M-3 Certificates and the amount it receives from the sale of the Class M-2 Certificates and the Class M-3 Certificates to the public. The proceeds to the depositor from the sale of the Class M-2 Certificates and the Class M-3 Certificates to Residential Funding Securities LLC, before deducting expenses payable to the depositor, will be approximately 77.25% of the aggregate principal balance of the Class M-2 Certificates and the Class M-3 Certificates plus accrued interest.

The Class M-2 Certificates and the Class M-3 Certificates will be offered pursuant to an underwriting agreement, dated July 19, 2007, among the depositor, the master servicer and Residential Funding Securities LLC. Residential Funding Securities LLC may sell the Class M-2 Certificates and the Class M-3 Certificates directly or through dealers, who may receive compensation from Residential Funding Securities LLC in the form of discounts, concessions or commissions. The underwriting agreement provides that the depositor will indemnify Residential Funding Securities LLC against certain civil liabilities under the Securities Act of 1933, as amended, or contribute to payments required to be made in respect thereof. There is currently no secondary market for the Class M-2 Certificates and the Class M-3 Certificates. There can be no assurance that an active secondary market will develop, or if it does develop, that it will continue.

Dealers will be required to deliver a supplement, prospectus supplement and prospectus when acting as underwriters of the certificates offered hereby and with respect to their unsold allotments or subscriptions. In addition, all dealers selling the offered certificates, whether or not participating in this offering, may be required to deliver a supplement, prospectus supplement and prospectus until ninety days following the date hereof.

GMAC RFC Securities

Underwriter